Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 8, 2002 relating to the consolidated financial statements and financial statement schedule, which appears in Endologix, Inc.’s (formerly Radiance Medical Systems, Inc.) Annual Report on Form 10-K for the year ended December 31, 2001 and in the Definitive Proxy Statement on Schedule 14A filed on April 26, 2002. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Orange County, California
June 18, 2002